Pilgrim Prime Rate Trust

--------------------------------------------------------------------------------
SHAREHOLDER MEETING
--------------------------------------------------------------------------------

A special meeting of shareholders of Pilgrim Prime Rate Trust was held on October 26, 1999 at the offices of the Trust's Advisor. A brief description of each matter vosted upon as well as the results are outlined below:

1. Election of Trustees to serve until the election and qualification of their successors

                                   Shares voted
                        Shares       against     Shares     Broker
Name                   voted for   or withheld  abstained  non-vote    Total
----                   ---------   -----------  ---------  --------    -----
Mary A. Baldwin       101,782,368   1,407,388       --         --    103,189,556
Al Burton             101,749,793   1,439,783       --         --    103,189,556
Paul S. Doherty       101,775,317   1,414,239       --         --    103,189,556
Robert B. Goode, Jr.  101,773,015   1,416,541       --         --    103,189,556
Alan L. Gosule        101,797,466   1,392,090       --         --    103,189,556
Mark Lipson           101,796,533   1,393,023       --         --    103,189,556
Walter H. May         101,797,676   1,397,880       --         --    103,189,556
Jock Patton           101,796,056   1,393,500       --         --    103,189,556
David W.C. Putnam     101,783,951   1,405,605       --         --    103,189,556
John R. Smith         101,760,782   1,428,774       --         --    103,189,556
Robert. W. Stallings  101,795,243   1,394,313       --         --    103,189,556
John G. Turner        101,779,079   1,390,477       --         --    103,189,556
David W. Wallace      101,773,460   1,416,096       --         --    103,189,556

2. To approve a new investment advisory agreement between the Trust and Pilgrim Investments, Inc.

                       99,255,583   1,563,766    2,370,207     --    103,189,556

3. To transact such other business as may properly come before the meeting of shareholders or any adjournments thereof

                       99,580,861   1,253,355    2,355,340     --    103,189,556